Exhibit 3.10


                            Certificate of Amendment
                                       of
                            Articles of Incorporation
                                       of
                               NewStar Media Inc.


The undersigned certify that:

1. They are the Chairman and Chief Executive Officer, and the Secretary, respectively, of NewStar Media Inc., a California corporation (the "Corporation").

2. Article IV of the Company's Articles of Incorporation is amended to read in its entirety as follows:

         IV. The Corporation is authorized to issue two classes of shares, one of which shall be designated Common Stock, par value $.01 per share, consisting of 50,000,000 shares, and the other of which shall be designated Preferred Stock, par value $.01 per share, consisting of 2,000,000 shares. Preferred Stock may be issued, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a Certificate made, executed, acknowledged, filed and recorded in the manner required by the laws of the State of California in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series.

3. The amendment herein set forth has been duly approved by the Board of Directors of the Corporation. The amendment herein set forth has been duly approved by the required vote of the shareholders of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in accordance with Sections 902 and 903 of the California Corporations Code. At the time of the vote of shareholders, the total number of outstanding shares of Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock was 4,000, 1,920, and 214,113, respectively. The number of shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting in favor of the amendment (each series voting separately as a class and voting collectively, together with the Common Stock) equaled or exceeded the vote required. The percentage vote required in each such vote was more than 50% of the number of outstanding shares.

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4.       The amendment herein set forth has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. At the time of the vote of shareholders, the total number of outstanding shares of common stock of the Corporation was 17,319,289 and the number of voting shares was 20,537,289. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the number of outstanding shares and more than 50% of the number of common shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.


Dated: June 28, 1999



                                          /S/ TERRENCE A. ELKES
                                          -------------------------------
                                          Terrence A. Elkes, Chairman and
                                          Chief Executive Officer


                                          /S/ ROBERT MURRAY
                                          -------------------------------
                                          Robert C. Murray, Secretary